Exhibit 107

CALCULATION OF REGISTRATION FEE

Calculation of Filing Fee Table

Form S-1

(Form Type)

T Stamp Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share (2)	457(c)	2,096,842	$4.80(3)	$10,064,842	$0.00015310	$1,540.93
	Total Offering Amount						$1,540.93
	Total Fee Offsets						$—
	Net Fee Due						$1,540.93

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of registrant’s Class A Common Stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of registrant’s Class A Common Stock, as applicable.

(2)

Consists of the resale by the Selling Stockholder from time to time of up to an aggregate of 2,096,842 shares of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) consisting of:

●	621,303 shares of Class A Common Stock issuable upon the exercise of certain warrants issued to the Selling Stockholder comprised of (i) up to 414,202 shares of Class A Common Stock issuable upon the exercise of the 2025 Series A Warrants and up to 207,101 shares of Class A Common Stock issuable upon the exercise of the 2025 Series B Warrants sold to the Selling Stockholder in private placement offering consummated on January 8, 2025;
●	648,148 shares of our Class A Common Stock issuable upon the exercise of common stock purchase warrants comprised of (i) up to 370,370 shares of Class A Common Stock issuable upon the exercise of December 2024 Series A Warrants, and (ii) up to 277,778 shares of Class A Common Stock issuable upon the December 2024 Series B Warrants sold to the Selling Stockholder in a private placement offering consummated on December 6, 2024.
●	827,391 shares of our Class A Common Stock comprised of (i) 190,987 shares issuable upon the exercise of the “September 2024 Private Placement Warrants” and (ii) 636,404 shares issuable upon the exercise of the September 2024 New Warrants, each of which were sold to the Selling Stockholder in a private placement offering consummated on September 3, 2024 and which were registered on a registration statement on Form S-3 (File No. 333-282310) that was initially declared effective by the SEC on December 6, 2024.
(3)

Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Class A Common Stock quoted on the Nasdaq Capital Market on January 24, 2025.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses(1)

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price(2)	Form Type	File Number	Initial Effective Date
Equity	Class A Common Stock, par value $0.01 per share (3)	827,391	$2,541,328	S-3	333-282310	December 6, 2024

(1)

Pursuant to Rule 457(b) and Rule 429, no separate registration fee is payable with respect to the primary issuance or resale of such securities, as such securities were previously registered on the registration statements identified in the table above

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(3)

In addition to the common stock set forth in this table, pursuant to Rule 416, this registration statement also registers such additional number of common stock as may become issuable by reason of any share splits, share dividends or similar transactions.